PROXY STATEMENT

     SOLICITATION, VOTING AND REVOCABILITY OF PROXY

General

The enclosed Proxy is solicited on behalf of the Board of Directors of TimberlineBancshares, Inc. ("Bancshares") for use at the 1997 Annual Meeting ofShareholders ("Annual Meeting") to be held on May 8, 1997. Only shareholders of record on March 14, 1997 will be entitled to vote at the meeting. There were 954,484 shares of Bancshares Common Stock ("Common Stock") issued and outstanding on that date.

The principal executive offices of Timberline Bancshares, Inc. and its subsidiary, Timberline Community Bank (collectively, the "Company") are located at 123 N. Main Street, Yreka, California 96097. The approximate date on which this Proxy Statement and the accompanying Proxy are being sent to shareholders is April 11, 1997.

Voting

The presence, in person and by proxy, of a majority in number of the outstanding shares of Common Stock entitled to vote at this Annual Meeting shall constitute a quorum for the transaction of business.

The approval of Proposal 1 (the election of Directors) normally requires the affirmative vote of a majority of shares of Common Stock present and voting, with each shareholder entitled to one vote per share of Common Stock owned. However, in certain circumstances, the election of directors may be subject to cumulative voting. Cumulative voting entitles each shareholder to as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder. Under cumulative voting, each shareholder may distribute his or her votes between one or more nominees as he or she sees fit. Shares of common stock owned by each shareholder are entitled to be voted cumulatively if any shareholder present at the Annual Meeting has given notice at the Annual Meeting prior to the voting of his or her shares, of his or her intention to vote his or her shares cumulatively. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. In the election of directors, the seven (7) candidates receiving the highest number of votes will be elected. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

The approval of Proposal 2 (the ratification of appointment of accountants) require the affirmative vote of a majority of shares of Common Stock present and voting. Each shareholder is entitled to one vote for each share of Common Stock held by him or her when voting on Proposal 2. There is no cumulative voting permitted with respect to Proposal 2.

Revocability of Proxies

Shareholders who give a proxy may revoke it at any time prior to exercise by filing a written request with Bancshares' Secretary, by voting in person, or by presenting a duly executed proxy bearing a later date.

Solicitation

Solicitation of proxies will be by mail and the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying Proxy and all other items pertaining thereto will be borne by the Company.



INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


The Boards of Timberline Bancshares, Inc. and its sole subsidiary, Timberline Community Bank ("Bank") are comprised of the same persons.

During 1996, the Bank's Board of Directors held 11 regular meetings. All Bank directors attended at least 75% of the regular meetings of the Bank's Board of Directors and Board committee meetings. The Bancshares Board of Directors held three meetings. All directors attended at least 75% of the meetings.

During 1996, Bank Directors (other than the Secretary of the Bank) who were not otherwise employed by the Bank received a monthly payment of $200.00 until June and $400.00 thereafter. The Secretary of the Bank received a payment of $300.00 per month until June and $600.00 thereafter. The aggregate amount of Directors' fees paid in 1996 by the Bank was $25,500. It is anticipated that the compensation for non-employee Directors will remain the same during 1997.

During 1996, Bancshares and the Bank's Boards of Directors had several standing committees, including an Audit Committee and a Personnel Committee. There was no standing nominating committee; however, the procedures for nominating directors, other than nomination by the Board of Directors itself, are set forth in the Bylaws and in this Proxy Statement (see Section of "Proposals of Shareholders").

The functions, composition and frequency of meetings for the Audit and Personnel Committees in 1996 were as follows:

Audit Committee - The Audit Committee was composed of Richard S. Day, Chairman; Don L. Hilton, and Elmo Smith. The Committee provides general oversight of the internal audit function, reviews the findings of external audits and examinations, evaluates the adequacy of insurance coverages, and reviews the activities of the compliance committee. During 1996 two (2) meetings were held.

Personnel Committee - The Personnel Committee was composed of Don L. Hilton, Chairman; Robert E Banning, Vice-Chairman; and the full complement of the Board. The Personnel committee conducts an annual review of various compensation issues, including salary budgets, compensation plans and personnel policy. During 1996 two (2) meetings were held.

                 ELECTION OF DIRECTORS
                      (PROPOSAL 1)




At the 1997 Annual Meeting of Shareholders, seven (7) directors are being considered for election, each to hold office for a one year term and thereafter until his or her successor has been elected and qualified. The Board's nominees are shown below along with biographical summaries and beneficial ownership of Bancshares' Common Stock. The information is presented as of December 31,
1996.

All director nominees have previously been elected by Company shareholders. No director nominee listed below holds any other directorships in a company with a class of securities registered pursuant to Section 12 of the Exchange Act.

In the event a nominee declines or is unable to serve as a director, which is not anticipated, the shares represented by proxy will be voted for the Board's substitute nominee.

Bancshares' Board of Directors knows of no person who beneficially owns more than 5% of the outstanding Common Stock of Bancshares as of December 31, 1996, with the exception of director nominees Gareld J. Collins, Norman E. Fiock, Don L. Hilton and Robert J. Youngs, and Director Emeritus, Charles J. Cooley.
Charles J. Cooley, Director Emeritus, owns beneficially 63,244 or 6.63%.

The beneficial ownership of Bancshares Common Stock by such individuals is shown in the chart listing director nominees, as found on the following page.

Unless otherwise indicated, each director has sole investment and voting power (or shares such power with his or her spouse) with regard to the shares set forth in the following table. The source of the information provided in the table is Bancshares' records.









     (bottom of this page intentionally left blank)

THE BOARD OF DIRECTORS RECOMMENDS THAT THE DIRECTOR
NOMINEES SHOWN IN THE FOLLOWING TABLE BE ELECTED AS
     DIRECTORS OF TIMBERLINE BANCSHARES, INC.

NOMINEE, AGE AND YEAR          PRINCIPAL OCCUPATION       SHARES OF COMMON STOCK
FIRST BECAME DIRECTOR         DURING PAST FIVE YEARS       BENEFICIALLY OWNED ON
                                                            DECEMBER 31, 1996


ROBERT E. BANNING         Retired Agri - Businessman        9,106   direct  .95%
Age 82
Elected (Bank) 1981
Elected (Bancshares) 1991

GARELD J. COLLINS         General Partner, Enterprises                     6.53%
Age 83                    Investments                      62,366 indirect (2)
Elected (Bank) 1979
Elected (Bancshares) 1991

RICHARD S. DAY (5)        Secretary, Timberline Bancshares 10,186   direct 1.55%
Age 79                    Inc. Timberline Community Bank;   4,614 indirect (1)
Elected (Bank) 1979       Retired Business Executive
Elected (Bancshares) 1991

NORMAN E. FIOCK           Chairman of the Board, Timberline                8.61%
Age 72                    Bancshares, Inc. and Timberline  82,184 indirect (3)
Elected (Bank) 1979       Community Bank
Elected (Bancshares) 1991 Retired cattle rancher and farmer

DON L. HILTON             President, Don Hilton            68,290   direct 7.77%
Age 60                    Enterprises and Shasta Holiday,   5,856 indirect (4)
Elected (Bank) 1981       Inc., Mt. Shasta, Ca.
Elected (Bancshares) 1991

ELMO M. SMITH (6)         Retired banker                   14,988   direct 1.57%
Age 77
Elected (Bank) 1979
Elected (Bancshares) 1991

ROBERT J. YOUNGS          President and Chief Executive    26,664   direct 7.48%
Age 62                    Officer Timberline Bancshares,   44,700 indirect (1)
Elected (Bank) 1983       Inc. and Timberline Community
Elected (Bancshares) 1991 Bank.


9 DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (7)         145,880 direct 36.21%*
                                                          199,720 indirect


*    percentage includes both direct and indirect beneficial ownership.


(1) Consists of Bancshares Common Stock subject to Options under Bank Stock Option Plan (see later Section entitled "Stock Option Plan").

(2) Includes 62,366 shares held by the Gareld J. and V. June Collins Trust, of which Mr. Collins is trustee.

(3)  Includes 75,914 shares held by the Norman E. and Mayme E. Fiock
Trust, of which Mr. Fiock is trustee, 6,270 shares held by Mr. Fiock's wife.

(4) Includes 5,856 shares held by Don Hilton Enterprises, of which Mr. Hilton is President.

(5) Mr. Day assumed the position of Bank Secretary on June 8, 1988, and Bancshares Secretary on May 9, 1991.

(6) Mr. Smith was a founding Director of Timberline Community Bank and retired in January, 1981. He was reappointed to the Board of Directors of the Bank in October, 1982.

(7) Includes the 7 directors and Executive Officer listed in the chart along with two other Executive Officers.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES




COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the remuneration earned in 1996 by each Executive Officer of Bancshares and the Bank whose total remuneration exceeded $60,000, and by all Executive Officers of Bancshares and the Bank as a group.

Name of Individual    Capacities in   Salaries, Fees   Securities or Property   Aggregate of
or Number of          Which Served    Directors Fees,  Insurance, Benefits      Contingent
Persons in Group                      Commissions      or Reimbursements,       Forms of
                                      and Bonuses      Personal Benefits        Remuneration


Robert J. Youngs      President &      $129,140.40           (1)                    $0
                      Chief Executive
                      of Bank &
                      Bancshares

Roger B. Ebert        Senior Vice       $70,280.73
                      President & Loan
                      Administrator, Bank

Executive Officers    Officers         $255,860.88
as a group (2)


Notes: (1)The bank has paid and plans to continue to pay premiums on certain life insurance policy coverage for Bancshares and Bank Executive Officers in excess of that normally provided Bank employees. It is the opinion of Bancshares' Board of Directors that the total personal benefit paid to any Executive Officer of Bancshares or the Bank during the year was less than $5000.

(2) Bancshares and Bank Executive Officers consist of Robert J. Youngs, Roger
B. Ebert, and one individual Bank Sr. Vice President/Cashier and Bancshares Sr. Vice President/Treasurer not meeting the $60,000 total remuneration threshold required for individual reporting.

COMPENSATION PURSUANT TO PLANS

The Bank initiated, in the first quarter of 1994, a Salary Continuation Plan for its three executive officers. A Salary Continuation Plan (SCP) is a non-qualified, executive benefit plan in which the bank agrees to pay the executive
additional benefits in the future, usually at retirement.   Because the SCP is
a non-qualified plan, the bank can selectively reward certain key executives without regard to the non-discrimination requirements of qualified plans.

The SCP is embodied in a written agreement between the bank and the executive(s) selected to participate in the Plan. The SCP is an unfunded plan, which means that the executive has no rights under the agreement beyond those of a general creditor of the bank, and there are no specific assets set aside by the bank in connection with the establishment of the Plan. The accounting rules concerning the Plan require that the bank accrue sufficient expenses so that the present value of the benefits to be paid to the executive at retirement is reflected as a liability on the bank's books by the time of retirement. The SCP typically provides that, if the covered executive dies prior to or during retirement, the bank will pay the benefits set forth in the agreement to the deceased executive's beneficiary or estate.

The Plan is informally linked with a single premium universal life insurance policy, which is purchased by the bank in connection with its implementation. The executive is the insured under the policy, but the bank is the owner and the beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof. The cash surrender value of the single premium insurance policy(ies) is carried on the bank's books in "other assets" consistent with generally accepted accounting principles.

During the pre-retirement period, there are no tax consequences to the covered executive with respect to the Plan agreement and there are no tax deductions to the bank in connection with the Plan. The cash value of the insurance policy increases through interest credited by the insurance company. The increase in the insurance cash value is not taxable income. After retirement, the benefit payments to the executive are taxable income and are tax-deductible expenses to the bank as they are paid. If the executive were to die, either prior to or during retirement, the bank will receive the insurance proceeds from the policy tax free, except for possible alternative minimum taxes, and the payments made by the bank to the executive's beneficiary will be tax-deductible expenses to the bank. Since the present value of the bank's obligation to the executive has been booked as of the retirement date, the impact on the bank's income statement after retirement is minimal.

The Plan was established as follows:
                                     ANNUAL              DURATION
                        RETIREMENT   RETIREMENT          OF RETIREMENT
NAME                       AGE       BENEFIT             BENEFIT

Robert J. Youngs,           65        $48,000.00          10 Years
President & CEO

Roger B. Ebert              65        $24,000.00          10 Years
Sr. Vice President &
Loan Administrator

Helen L. Gaulden            65        $20,000.00          10 Years
Sr. Vice President &
Cashier

Payment schedules will be selected by the covered employees at retirement. No amounts have been paid or distributed under the plan during the last fiscal year. Amounts in the plan have not been included in the previous cash compensation table.

Amounts accrued pursuant to the plan for the accounts of the named individuals and group during the last fiscal year are as follows:

   Robert J. Youngs       $68,439.24
   Roger B. Ebert          59,599.84
   Helen L. Gaulden         9,451.20

   Total as a Group      $137,490.28

In the first quarter of 1994, the Bank initiated a 401(K) plan in which all employees can participate. The 401(K) is a qualified plan. Employees may elect to deposit up to 15% of gross wages in the plan and the Bank contributes an additional 10% of the employees' election.

STOCK OPTION PLAN

The Bank currently maintains an Incentive and Nonqualified Stock Option Plan ("Plan") which was originally adopted by the Board of Directors of the Bank on March 9, 1989, and which was duly approved by shareholders of the Bank on June 9, 1989. The Plan by its terms will expire on March 9, 1999. The following describes important provisions of the Plan.

Participation- All employees and employee-directors of the Bank or its subsidiaries are eligible to receive incentive stock options under the Plan. All employees, employee-directors and non employee-directors of the Bank or its subsidiaries are also eligible to receive nonqualified stock options under the Plan.

Type of Options Granted Under Plan- Under the Plan, either incentive stock options or nonqualified stock options may be granted to selected individuals. Incentive stock options are those which meet certain requirements under Section 425 of the Internal Revenue Code of 1986, as amended ("Code"). Nonqualified stock options are those which do not meet the requirements of Section 425 of the Code.

Stock Reserved Under Plan- Under the Plan, 82,797 shares of authorized but unissued Bank Common Stock were originally available to be purchased through stock options granted to employees and directors participating in the Plan.
The Plan provided that the number of shares of authorized but unissued Bank Common Stock originally available under the Plan was to be automatically increased upon the declaration of a stock dividend or stock split by the Bank after the initial implementation of the Plan. In 1989, the Bank declared a 10% stock dividend. Given these changes in the number of authorized but unissued shares of Bank Common Stock, the number of shares of Bank Common Stock available under the Plan was automatically increased to 91,077. In addition, with the formation of Bancshares as a bank holding company for the Bank, shares of Bank Common Stock originally available for purchase under the Plan have been converted to an equivalent number of shares of Bancshares Common Stock.

Administration- The Plan is administered by the Bank Board of Directors, unless the Board delegates administration to a committee ("Stock Option Committee"). The Board determines in its discretion which employees and directors are to be granted options under the Plan. It also determines the number of options to be granted. No member of the Board may act upon the granting of an option to himself or herself, but such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of options to such director.

Grant of Options- All options reserved for issuance under the Plan must be granted within ten years from the date the Plan was first adopted by the Board of Directors of the Bank. Thus, by its terms, the Plan will expire on March 9, 1999, after which no options under the Plan may be granted.

The price at which shares of Common Stock may be purchased upon the exercise of options under the Plan must be equal to at least 100% of the fair market value of Bancshares' Common Stock on the date the options are granted. (Furthermore, if an individual granted incentive stock options owns more than 10% of Bancshares' issued and outstanding Common Stock, then the price at which shares of Common Stock may be purchased upon the exercise of incentive stock options under the Plan must be equal to at least 110% of the fair market value of Bancshares' Common Stock on the date the Options are granted). Should the number of authorized but unissued shares of Bancshares Common Stock be increased after the initial implementation of the Plan (through the issuance of stock dividends or a declaration of a stock split), then both the number of shares of Common Stock subject to existing options and the grant price of any options currently outstanding would automatically be adjusted.

Exercise of Options- All options granted pursuant to the Plan must be exercised within ten years from the date of grant. Outstanding stock options must be exercised during employment (or within the period of service as director) or within three months after a participating employee's termination of service
(or an individual's cessation of service as director). If termination of service is by reason of death, an option may be exercised by the employee's or director's legal representative or beneficiary within a period of six months to one year after the date of death. If termination of service is by reason of permanent and total disability, an option may be exercised by the employee or director within a period of six months to one year following such termination of employment or cessation of directorship. Options granted and exercised under the Plan are subject to applicable income tax withholding requirements and are not transferable by the holder except by will or by the laws of dissent and distribution, and shall be exercisable, during the participating employee's or director's lifetime, only by the employee or director.

Limit on Grant of Options- The Plan provides for a limit on the number of options which may be granted to Bancshares or Bank employees and directors. Bank employee-directors are limited to an aggregate grant of options for 22,000 shares of Bancshares Common Stock. In addition, each non employee-director shall be eligible to be granted in any calendar year nonqualified options to acquire not more than 2,500 shares of Bancshares Common Stock, and not more than 5,000 shares in the aggregate. Finally, no full-time salaried officer or employee (other than Bank employee-directors) may be granted options if such individuals at the time of the grant hold options to purchase more than 10% of Bancshares' Common Stock.

Any Common Stock split or dividends will automatically increase the foregoing limitations. Thus, the 10% stock dividend declared by the Bank in 1989 automatically increased the number shares of Bancshares' Common Stock subject to the option grant limitations by 10%.

Forfeiture of Options- If an employee or employee-director receiving options under the Plan is terminated for cause, all such options granted to such individual shall be immediately forfeited, unless such forfeiture is waived by the Board of Directors of Stock Option Committee.

Vesting of Options- Incentive stock options and nonqualified stock options granted under the Plan are immediately 100% vested. However, such options may not be exercised in whole or in part within one year following the date of grant of the option. After such one-year period, options granted may be exercised either immediately or in installments, as may be prescribed by the Board in their grant of options under the Plan.

Participation- As of December 31, 1996 a total of 5 Executive Officers and directors of Bancshares and the Bank were participating in the Plan. The following table provides certain information concerning options granted under the Plan to Bancshares and Bank Executive Officers and directors.



EXECUTIVE OFFICER AND DIRECT STOCK OPTION INFORMATION
ALL EXECUTIVE OFFICERS AND NON-EMPLOYEE



                                Robert J.      Roger B.     Helen L.     Non-Employee     Directors as
                                 Youngs         Ebert       Gaulden       Directors       A Group (1)

Granted:
Jan to Dec 31, 1996
Number of shares                       0               0            0                0             0
Average per share
exercise price                       $NA             $NA          $NA              $NA           $NA

Exercised:
Jan to Dec 31, 1996
Net Value realized in
shares (market value                   0           6,400       10,246            8,036        24,682
less any exercise price)             $NA         $55,488      $27,767          $68,476      $151,722
(2)

Options outstanding at
December 31, 1996
Number of Shares                  44,700               0            0            4,614        49,314
Average per share
exercise price                     $3.42             $NA          $NA            $3.50         $3.41
Potential (unrealized)
value in shares                 $288,762             $NA          $NA          $29,437      $316,596        Market value less
exercise price)(3)(4)

(1) Includes all Executive fficers and Directors of Bancshares and the Bank a total of 5 persons.

(2) Market Value is as of date Options were exercised.

(3) Common Stock of Bancshares is listed on NASDAQ as TBLC. Market Value, as of December 31, 1996 is estimated to be $9.88 per share, based on Bancshares management's knowledge of a limited number of trades of Bank Common Stock. The $9.88 Market Value represents the average high and low sales price of known transactions during December, 1996.

(4) All outstanding options are exercisable over no more than a ten-year period from date of grant.

              TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT


The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and Executive Officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons; and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

Extensions of credit outstanding, both direct and indirect, to Bancshares and Bank directors, their associates and Executive Officers totaled $305,737 at December 31, 1996. The highest amount of loans to such directors, their associates and Executive Officers at any one time during the year was also $352,043 which represented 5% of the Bank's equity capital.


        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTS
                               (PROPOSAL 2)

The Board of Directors of Bancshares has selected the Firm of Carlson, Pavlik and Drageset, Yreka, California as the Company's independent Certified Public Accountants to examine the financial statements of Bancshares and the Bank for the year ended December 31, 1997. The firm is to report on the Company's consolidated balance sheets and related consolidated statements of income, consolidated statements of cash flow, and consolidated changes in shareholder's equity and to perform such other appropriate accounting services as may be required by the Board of Directors.

Carlson, Pavlik and Drageset has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with Bancshares or the Bank other than as independent public auditors. It is not expected that representatives of Carlson, Pavlik and Drageset will be present at the Annual Meeting of Shareholders.

The fee arrangement between Carlson, Pavlik and Drageset and the Company is based on rates and terms customary in their practice.



THE BOARD OF DIRECTORS RECOMMENDS THAT THE FIRM OF CARLSON, PAVLIK AND DRAGESET BE RATIFIED AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1997.


                        PROPOSALS OF SHAREHOLDERS

From time to time, individual shareholders may wish to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in Bancshares' annual proxy materials. No such proposals were submitted for the 1997 Annual Meeting. Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by Bancshares at its executive offices not later than January 5, 1998 (which is 120 days prior to the expected date of next year's Annual Meeting of Shareholders) in order to be eligible for inclusion in Bancshares' Proxy Ballot and Proxy Statement for that annual meeting.

Shareholders may also nominate candidates for director, provided that such nominations are made in writing and received by Bancshares at its executive offices not prior to March 6, 1998 nor later than April 14, 1998 (which is 60 and 21 days respectively, prior to the expected date of next year's Annual Meeting of Shareholders). In accordance with Article 3, Section 16 of Bancshares' Bylaws, nominations for election of members of the Board of Directors must meet certain requirements. Nomination may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of Bancshares entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of Bancshares not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known to the notifying shareholder; (a) the name and address of each proposed nominee,
(b) the principal occupation of each proposed nominee, (c) the number of shares of capital stock of Bancshares owned by each proposed nominee, (d) the name and residence address of the notifying shareholder, and (e) the number of shares of capital stock of Bancshares owned by the notifying shareholder. Nominations not made in accordance with these provisions may, in the discretion of the chairman of the meeting, be disregarded and upon the chairman's instructions, the inspectors of the election can disregard all votes cast for each such nominee.


                      ACTION WITH REGARD TO REPORTS

Action taken at the 1997 Annual Meeting to approve the minutes of the last Annual Meeting does not constitute approval or disapproval of any of the matters referred to in such minutes.

                              OTHER BUSINESS

Management of Bancshares knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgement of the person or persons voting the same.


                       By Order of the Board of Directors




                       Richard S. Day
                       Secretary


Yreka, California
Dated:  April 11, 1997